For Immediate Release
August 6, 2020

Southwest Gas Holdings, Inc. Announces Second Quarter 2020 Earnings
LAS VEGAS – Southwest Gas Holdings, Inc. (NYSE: SWX) announced consolidated earnings of $0.68 per diluted share for the second quarter of 2020, a $0.27 increase from consolidated earnings of $0.41 per diluted share for the second quarter of 2019. Consolidated current-quarter results include $12 million, or $0.22 per share, in other income due to increases in the cash surrender value of company-owned life insurance (“COLI”) policies, while the prior-year included $3.4 million, or $0.06 per share, associated with COLI policies. Consolidated net income was $38 million for the second quarter of 2020, compared to consolidated net income of $22.1 million for the second quarter of 2019. The natural gas segment contributed net income of $11.9 million for the second quarter of 2020, compared to net income of $3.4 million for the second quarter of 2019, while the utility infrastructure services segment had net income of $26.3 million in the second quarter of 2020 compared to net income of $18.9 million in the second quarter of 2019. Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period.
Commenting on Southwest Gas Holdings’ performance and outlook, John P. Hester, President and Chief Executive Officer, said: “We are pleased to announce second quarter earnings of $0.68 per share, a $0.27 per share increase from the second quarter of 2019. Operating income for both segments improved over the prior year as our business fundamentals remained solid in a COVID-19 environment. Our utility infrastructure services segment posted record second quarter results as Centuri’s utility customers continued to invest capital to enhance the safety and reliability of their delivery systems while serving new growth. In addition to improved operating performance, our utility segment also benefited from a COLI tailwind of $12 million as the underlying securities experienced a significant rebound from the drop in the first quarter. We are also in the midst of general rate case proceedings for each of the three states we serve, with resolution of all three proceedings expected by year-end 2020.
“Now more than perhaps at any other time, affordable natural gas is helping the communities we serve, including local businesses that are working to weather the current economic challenges. Southwest customers have recognized our efforts with a 96% customer satisfaction rating this year, and not only are existing customers satisfied, but new ones are coming. Home sales in our service territories have been resilient, even impressive, amidst the current environment, with an increase of 36,000 new meter sets over the past twelve months. As providers of essential services, we continue to serve our valued customers.”
For the twelve months ended June 30, 2020, consolidated net income was $207.6 million, or $3.76 per diluted share, compared to $198.5 million, or $3.82 per diluted share, for the twelve-month period ended June 30, 2019. The current twelve-month period includes a $2.9 million, or $0.05 per share, increase in the cash surrender values of COLI policies, while the prior-year period included COLI-related income of $6.5 million, or $0.12 per share. Natural gas segment net income was comparable between periods, with $152 million in the current twelve-month period, and $152.6 million in the prior-year period. Utility
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infrastructure services segment net income was $57.6 million in the current twelve-month period and $47.6 million in the prior-year period.
Natural Gas Operations Segment Results
Second Quarter
Operating margin increased $1.4 million between quarters, including $2.5 million attributable to customer growth from 36,000 first-time meter sets during the last twelve months. Rate relief contributed approximately $400,000 in incremental margin. Offsetting the increase were other items, including the impact of a temporary moratorium on late fees and lower connection/re-connection charges during the COVID-19 pandemic.
Operations and maintenance expense decreased $5.7 million between quarters primarily due to the impacts of COVID-19 on training and travel costs and reductions in other service and maintenance costs. Overall, the variance between 2019 and 2020 is expected to narrow in the second half of 2020. Depreciation and amortization increased $3.9 million between quarters due to a 9% increase in average gas plant in service since the corresponding quarter a year ago, offset by a decrease in regulatory account amortization.
Other income improved $6.2 million between quarters primarily due to the increase in COLI cash surrender values between quarters. The current quarter reflects $12 million of COLI-related income, while the prior-year quarter reflected a $3.4 million increase in COLI policy cash surrender values. Offsetting these impacts were higher non-service-related components of employee pension and other postretirement benefits and lower interest income on regulatory account balances.
Twelve Months to Date
Operating margin increased $40 million between the twelve-month periods. Customer growth provided $13 million and combined rate relief in the Nevada and California jurisdictions provided $7 million of incremental operating margin. The prior-year period included an approximate $5 million reduction in margin resulting from a one-time adjustment to reflect the impacts of U.S. tax reform on the Arizona decoupling mechanism. The remaining net increase resulted from recoveries of regulatory assets (approximately $10 million, offset in amortization expense below), infrastructure replacement mechanisms, and customers outside the decoupling mechanisms.
Operations and maintenance expense increased $6.1 million, or 1%, between periods, including incremental expenditures for pipeline damage prevention programs and higher legal claim-related costs, partially offset by lower training and travel costs due to the COVID-19 environment. Depreciation and amortization expense increased $25.4 million between periods due primarily to a $651 million, or 9%, increase in average gas plant in service. Amortization related to regulatory account recoveries increased $10 million between periods.
Other income decreased $7.7 million between comparative twelve-month periods due to a decline in COLI-related income. The current period reflects a $2.9 million increase in COLI policy cash surrender values, while the prior-year period reflected a $6.5 million increase. Lower interest on regulatory account balances and amounts associated with the allowance for equity funds applied to projects during construction impacted the variance between periods. Net interest deductions increased $8.9 million
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between periods due to higher interest associated with the issuance of the $300 million of Senior Notes in May 2019.
Income taxes declined $8.9 million between periods due to lower taxable earnings and lower state income taxes (due to apportionment changes), as well as $1.2 million in amortization of excess accumulated deferred income taxes following U.S. tax reform, which reduces tax expense.
Utility Infrastructure Services Segment Results
Second Quarter
Utility infrastructure revenues increased $40.5 million in the second quarter of 2020 when compared to the prior-year quarter, due to a higher volume of electric infrastructure and pipe replacement work under blanket and bid contracts. Included in this improvement were revenues of $7.3 million in the second quarter of 2020 from storm-related electric services work that did not occur during the same period in the prior-year. Centuri achieved the overall increase in revenues despite a temporary shut-down for certain crews in response to local government requirements to postpone non-essential business services and precautions to ensure employee safety during the COVID-19 outbreak.
Utility infrastructure services expenses increased $28 million between quarters, as costs to complete additional electric infrastructure and pipe replacement work were mitigated by increased productivity and efficiencies on electrical infrastructure projects and lower fuel and overtime costs. Additionally, Centuri’s mix of work was favorably impacted by certain restrictions on service-line related work due to COVID-19, resulting in increased main line replacement work, which provided greater production efficiency and reduced travel time. Centuri also benefited from $3.4 million in wage subsidies from the Canadian government amidst the COVID-19 environment; these funds were recorded as a reduction in wage-related expenses. Offsetting some of the noted improvements were, in certain cases, increased costs and workforce inefficiencies associated with the continued impact of the COVID-19 pandemic.
Depreciation and amortization increased $3 million between quarters, attributable to additional equipment purchased to support the growing volume of work being performed, primarily at Linetec.
Net interest deductions decreased $1.2 million between periods due primarily to lower rates associated with outstanding borrowings under the $590 million secured revolving credit and term loan facility.
Twelve Months to Date
Utility infrastructure revenues increased $177.9 million, or 11%, in the current twelve-month period when compared to the prior-year period, primarily due to incremental revenues from Linetec (acquired in November 2018) of $165.5 million, as well as continued growth with existing customers under master service and bid agreements. Partially offsetting these increases were decreased revenues from certain non-routine or non-recurring projects, including customer-requested support in 2018 and early 2019 during strike-related and emergency response situations, in addition to a multi-year water pipe replacement project that expired in July 2019 and was not renewed. The prior-year period also included the settlement of an earlier contract dispute related to that project ($9 million). Implementation of new professional engineering stamp requirements for operating locations within certain eastern states in the U.S. resulted in
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lower revenues during the current period as Centuri worked with customers to adopt the new requirements.
Utility infrastructure services expenses increased $141.4 million, or 10%, between periods, primarily due to incremental expenses related to Linetec of $137.7 million, along with additional electric infrastructure and pipe replacement work and higher labor-related operating expenses to support growth. Additionally, general and administrative costs increased $2 million in the twelve-month period ended June 2020 when compared to the corresponding period in the prior year. Offsetting impacts include deal costs from the acquisition of Linetec during 2018 ($6.9 million). Net gains on sale of equipment (reflected as an offset to Utility infrastructure services expenses) were $4.9 million and $2.3 million for the twelve-month periods of 2020 and 2019, respectively.
Depreciation and amortization expense increased $21.5 million between periods primarily due to incremental assets from the acquisition of Linetec, providing $15.5 million of the increase. Depreciation on additional property and equipment purchased to support the growing volume of work being performed composes the remainder of the increase.
Outlook for 2020
Management affirms estimated 2020 diluted earnings per share between $3.75 and $4.00.
Our utility operations are considered essential services and Centuri’s operations in general have been similarly classified and both of our segments continue to navigate the COVID-19 environment. Governmental policies and economic challenges associated with COVID-19 in the communities served by our utility and the areas in which Centuri operates have influenced, and likely will continue to influence, operating results of the Company, including through the following: the timing of processing unsettled utility general rate case applications; utility customer growth rates and employment statistics; operations and maintenance expense changes (including management cost cutting initiatives and the potential for higher bad debt expense); timing of the release of Centuri project orders from its utility customers; and the incremental cost of additional safe working practices designed to safeguard employee health.
Management will provide an update on the above items in association with its earnings conference call and is also providing the following updated supplemental expectations:
Natural Gas Operations Segment:
•Operating margin for 2020 is anticipated to benefit from customer growth of 1.6%, infrastructure tracker mechanisms, expansion projects, and rate relief (including California attrition and anticipated partial-year results in Arizona and Nevada). Combined, these items are expected to produce an increase in operating margin of 3% to 5%.
•Pension costs are expected to increase $13.6 million primarily due to a lower discount rate (approximately $5.2 million to be reflected in other expense).
•Operating income is expected to increase 3% to 5%.
•COLI earnings of $3 million to $5 million are still included for full-year 2020 projections.
•Capital expenditures in 2020 are estimated at approximately $700 million (previously $650 million to $700 million), in support of customer growth, system improvements, and pipe replacement programs.
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Utility Infrastructure Services Segment:
•Centuri’s revenues for 2020 are expected to be 2% to 7% greater than 2019.
•Operating income is expected to be approximately 5.5% to 6.0% of revenues.
•Interest expense is expected to be approximately $10 million to $11 million (previously,$12.5 million to $13.5 million) as rates continue at historical lows.
•Expectations reflect earnings attributable to Southwest Gas Holdings, net of noncontrolling interests (estimated at approximately $5 million, an increase from 1st quarter 2020 estimate of $4 million). Changes in Canadian exchange rates could influence results.
Southwest Gas Holdings has two business segments:
Southwest Gas Corporation provides safe and reliable natural gas service to over 2 million customers in Arizona, Nevada, and California.
Centuri Group, Inc. is a comprehensive utility infrastructure services enterprise dedicated to delivering a diverse array of solutions to North America’s gas and electric providers. Centuri derives revenues primarily from installation, replacement, repair, and maintenance of energy distribution systems.

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2020. In addition, the statements under the heading “Outlook for 2020” that are not historic, constitute forward-looking statements. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, the impacts of stock market volatility, and the impact of the COVID-19 pandemic. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, pension costs, COLI results, and capital expenditures of the natural gas segment will occur. Likewise, the Company can provide no assurance that discussions regarding utility infrastructure services segment revenues, operating income as a percentage of revenues, interest expense, and noncontrolling interest amounts will transpire. Because of these and other factors, the Company can provide no assurances that estimates of 2020 earnings per share will be realized. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors” in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports filed from time to time with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

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Non-GAAP Measures. Southwest recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers. Gas cost is a tracked cost, which is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest’s profitability. Therefore, management routinely uses operating margin, defined as operating revenues less the net cost of gas sold, in its analysis of Southwest’s financial performance. Operating margin also forms a basis for Southwest’s various regulatory decoupling mechanisms. Operating margin is not, however, specifically defined in accounting principles generally accepted in the United States (“U.S. GAAP”) and is considered a non-GAAP measure. Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest’s financial performance in a rate-regulated environment. (Refer to the Southwest Gas Holdings, Inc. Consolidated Earnings Digest for a reconciliation of revenues to operating margin.)
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SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED JUNE 30,	2020	2019
Consolidated Operating Revenues	$757,247	$713,011

Net Income applicable to Southwest Gas Holdings	$37,965	$22,056

Weighted Average Common Shares	55,462	53,935

Basic Earnings Per Share	$0.68	$0.41

Diluted Earnings Per Share	$0.68	$0.41

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$262,434	$258,711
Less: Net Cost of Gas Sold	67,473	65,182
Operating Margin	$194,961	$193,529

SIX MONTHS ENDED JUNE 30,	2020	2019
Consolidated Operating Revenues	$1,593,567	$1,546,550

Net Income applicable to Southwest Gas Holdings	$110,507	$116,865

Weighted Average Common Shares	55,386	53,654

Basic Earnings Per Share	$2.00	$2.18

Diluted Earnings Per Share	$1.99	$2.18

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$765,261	$779,388
Less: Net Cost of Gas Sold	228,294	257,786
Operating Margin	$536,967	$521,602

TWELVE MONTHS ENDED JUNE 30,	2020	2019
Consolidated Operating Revenues	$3,166,934	$3,001,350

Net Income applicable to Southwest Gas Holdings	$207,578	$198,500

Weighted Average Common Shares	55,105	51,914

Basic Earnings Per Share	$3.77	$3.82

Diluted Earnings Per Share	$3.76	$3.82

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$1,354,812	$1,367,124
Less: Net Cost of Gas Sold	355,672	407,976
Operating Margin	$999,140	$959,148

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For shareholders information, contact:	For media information, contact:
Ken Kenny	Sean Corbett
(702) 876-7237	(702) 876-7219
ken.kenny@swgas.com	sean.corbett@swgas.com

SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2020	2019	2020	2019	2020	2019
Results of Consolidated Operations
Contribution to net income - gas operations	$11,942	$3,369	$95,541	$106,758	$151,954	$152,629
Contribution to net income - utility infrastructure services	26,267	18,918	16,063	10,887	57,581	47,629
Corporate and administrative	(244)	(231)	(1,097)	(780)	(1,957)	(1,758)
Net income	$37,965	$22,056	$110,507	$116,865	$207,578	$198,500

Basic earnings per share	$0.68	$0.41	$2.00	$2.18	$3.77	$3.82
Diluted earnings per share	$0.68	$0.41	$1.99	$2.18	$3.76	$3.82

Weighted average common shares	55,462	53,935	55,386	53,654	55,105	51,914
Weighted average diluted shares	55,532	54,003	55,448	53,716	55,171	51,977

Results of Natural Gas Operations
Gas operating revenues	$262,434	$258,711	$765,261	$779,388	$1,354,812	$1,367,124
Net cost of gas sold	67,473	65,182	228,294	257,786	355,672	407,976
Operating margin	194,961	193,529	536,967	521,602	999,140	959,148
Operations and maintenance expense	99,320	104,991	202,408	210,533	414,049	407,948
Depreciation and amortization	53,198	49,343	117,923	106,955	226,588	201,146
Taxes other than income taxes	15,342	15,126	31,720	31,332	62,716	61,307
Operating income	27,101	24,069	184,916	172,782	295,787	288,747
Other income (deductions)	7,838	1,592	(12,698)	7,538	(10,719)	(3,005)
Net interest deductions	23,991	23,345	49,049	46,444	97,631	88,780
Income before income taxes	10,948	2,316	123,169	133,876	187,437	196,962
Income tax expense (benefit)	(994)	(1,053)	27,628	27,118	35,483	44,333
Contribution to net income - gas operations	$11,942	$3,369	$95,541	$106,758	$151,954	$152,629

FINANCIAL STATISTICS
Market value to book value per share at quarter end		148%
Twelve months to date return on equity	-- total company	8.3%
	-- gas segment	7.5%
Common stock dividend yield at quarter end		3.3%
Customer to employee ratio at quarter end (gas segment)		931 to 1

GAS OPERATIONS SEGMENT

	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity
Rate Jurisdiction
Arizona	$1,324,902	7.42%	9.50%
Southern Nevada	1,110,380	6.69	9.25
Northern Nevada	134,230	6.98	9.25
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (1)	135,460	8.30	11.80
(1) Estimated amounts based on 2019/2020 rate case settlement approved July 2020.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	Six Months Ended June 30,		Twelve Months Ended June 30,
(In dekatherms)	2020	2019	2020	2019
Residential	53,100,735	54,936,573	80,003,135	80,165,079
Small commercial	17,481,457	19,926,097	30,877,471	32,726,732
Large commercial	4,790,057	5,161,087	9,561,611	9,565,351
Industrial / Other	2,797,858	2,234,968	4,817,976	4,193,319
Transportation	43,826,522	49,355,913	95,269,525	108,275,536
Total system throughput	121,996,629	131,614,638	220,529,718	234,926,017

HEATING DEGREE DAY COMPARISON
Actual	1,246	1,382	1,778	1,876
Ten-year average	1,178	1,196	1,680	1,702
Heating degree days for prior periods have been recalculated using the current period customer mix.